UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wagner, Jeanette S.
   The Estee Lauder Companies Inc.
   767 Fifth Avenue
   New York, NY  10153
2. Issuer Name and Ticker or Trading Symbol
   The Estee Lauder Companies Inc.
   EL
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   10/31/1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice Chairman
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
Class A Common Stock       |10/29/|M   | |250,000           |A  |           |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |6,000             |A  |$46.7500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |6,300             |D  |$46.8125   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |42,600            |D  |$46.8750   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |33,500            |D  |$46.9375   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |141,700           |D  |$47.0000   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |4,000             |D  |$47.1250   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |500               |D  |$47.2500   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |500               |D  |$47.3750   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |1,700             |D  |$47.4375   |                   |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |10/29/|S   | |13,200            |D  |$47.5625   |0                  |D     |                           |
                           |1999  |    | |                  |   |           |                   |      |                           |
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Class A Common Stock       |      |    | |                  |   |           |23,550 (6)         |I     |By Spouse (7)              |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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
Option (Right to Buy) |$13.00 (|10/29|M   | |250,000 (1)|D  |(2)  |11/16|Class A Comm|250,000|       |0           |D  |            |
                      |1)      |/1999|    | |           |   |     |/  20|on Stock    | (1)   |       |            |   |            |
                      |        |     |    | |           |   |     |05   |            |       |       |            |   |            |
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Stock Units (Share Pay|        |10/05|A (3|V|47         |A  |(4)  |(5)  |Class A Comm|47     |       |40,231      |D  |            |
out)                  |        |/1999|)   | |           |   |     |     |on Stock    |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. This option was previously reported as covering 125,000 shares of Class A Common Stock at an exercise price of $26.00 per share, but was adjusted to reflect a 2-for-1 stock split on June 2, 1999.
2. The employee stock option was exercisable in three substantially equal annual installments beginning on
January 1, 1999. The dates shares were exercisable were accelerated in connection with the Reporting
Person's retirement as President of Estee Lauder International, Inc.
3. Represents reinvestment of dividend equivalents on outstanding Stock
Units.
4. The Stock Units will paid out in shares at a time to be determined by the Company, but in no event later than ninety days of the Reporting Person's termination.
5. No later than ninety days of the Reporting Person's termination.
6. On June 2, 1999, the Class A Common Stock of the Issuer split 2-for-1. Accordingly, the Reporting Person's husband acquired 11,775 additional shares of Class A Common Stock.
7. The Reporting Person disclaims beneficial ownership of shares owned by her husband.
SIGNATURE OF REPORTING PERSON
Jeanette S. Wagner
DATE
11/02/1999